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                                                                   EXHIBIT 4.5


                                                        Draft of August 29, 2001


                          COMMON SHARE OPTION AGREEMENT

         THIS COMMON SHARE OPTION AGREEMENT (this "Agreement"), dated August 30, 2001, between Global Election Systems Inc., a company amalgamated under the Laws of British Columbia (the "Company"), and Diebold, Incorporated, an Ohio corporation ("Diebold").

                                    RECITALS

         A. The Company, Diebold and Diebold Acquisition Ltd., a company incorporated under the Laws of British Columbia and a wholly-owned Subsidiary of Diebold ("Sub"), are entering into an Arrangement Agreement and corresponding Plan of Arrangement of even date herewith (the "Arrangement Agreement"), which provides, among other things, for the exchange of all of the Company's Common Shares for the Exchange Consideration upon the terms and subject to the conditions contained therein; and

         B. The Company has agreed, in order to induce Diebold to enter into the Arrangement Agreement, to grant the Option.

         NOW THEREFORE, in consideration of the premises and the representations, warranties, mutual covenants and agreements set forth herein and in the Arrangement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Grant of Option. The Company hereby grants Diebold an irrevocable option (the "Option") to purchase, subject to the terms and conditions set forth herein, up to such number of common shares of the Company, no par value per share (the "Common Shares"), as represents 10% of the total number of issued and outstanding Common Shares on the date of mailing of an Exercise Notice to the Company by Diebold, in the manner set forth below at a price per Common Share equal to the sum of (i) the Cash Consideration and (ii) that number of shares of Buyer Common Stock equal to the Exchange Ratio (calculated as of the ten consecutive trading day period ending on the trading day immediately preceding the date of Diebold's mailing of an Exercise Notice; provided, that in no event shall the Exchange Ratio be less than 0.02421 or greater than 0.03027 (such range, the "Collar")) (as adjusted pursuant to Section 10, the "Exercise Price"). The Exercise Price shall be deemed to have a value of $1.135 per Common Share for all purposes of this Agreement subject to adjustment as provided in
Section 10. In connection with any adjustment to the Exercise Price pursuant to
Section 10, the Collar shall be proportionally adjusted.

         2. Exercise of Option. (a) Subject to the provisions of Section 2(b), the Option may only be exercised by Diebold, in whole or in part, simultaneously with the closing of, an Alternative Proposal (the "Alternative Transaction"). The Company will provide Diebold notice in writing at least ten Business Days prior to the anticipated closing date of the transactions contemplated by an Alternative Proposal.



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         (b) In the event Diebold wishes to exercise the Option, Diebold shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of the Common Shares it wishes to purchase. The Option shall terminate upon the earlier of: (i) the Effective Time; and (ii) 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the termination of the Arrangement Agreement or if, prior to the expiration of such 18-month period, the Closing (as defined below) shall have occurred and the Option cannot be exercised by reason of any applicable Order or Law, ten Business Days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

         3. Conditions to Closing. The obligation of the Company to issue the Common Shares to Diebold hereunder is subject to the condition that no Law shall be in effect, and no Order entered by any Governmental Authority in the United States or Canada shall be in effect, that prohibits or restrains the exercise of the Option pursuant to the terms of this Agreement.

         4. Closing. The closing of the sale of some or all of the Common Shares underlying the Option (a "Closing") shall take place within ten Business Days following Diebold's delivery of an Exercise Notice or, if earlier, immediately prior to the closing of the Alternative Transaction. At any Closing, (a) upon receipt of the payment provided for by this Section 4, the Company will deliver to Diebold a single certificate in definitive form representing the number of the Common Shares designated by Diebold in its Exercise Notice, such certificate to be registered in the name of Diebold and to bear the legend set forth in
Section 11 of this Agreement, and (b) Diebold will deliver to the Company the aggregate price for the Common Shares so designated in an amount equal to the product obtained by multiplying the Exercise Price by the number of Common Shares to be purchased by wire transfer of immediately available funds payable to the Company pursuant to the Company's instructions. At any Closing at which Diebold is exercising the Option in part, Diebold shall present and surrender this Agreement to the Company.

         5. Representations and Warranties of the Company. The Company represents and warrants to Diebold, as of the date hereof and as of the date of each Closing, that (a) the Company is a company duly amalgamated, validly existing and in good standing under the Laws of the Province of British Columbia and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Diebold, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, the availability of injunctive relief and other equitable remedies, and limitations imposed by Law on indemnification for liability under securities Laws, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved sufficient unissued Common Shares and such other shares or other securities which may be issued pursuant to Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in



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accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all Encumbrances of any nature whatsoever (other than those (i) created by or through Diebold or any of its Affiliates, (ii) which arise under this Agreement, or (iii) which arise under the Securities Act of 1933, as amended (the "Securities Act") or any applicable securities Laws, (e) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance on its Properties or assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Constituent Documents of the Company, (B) any provisions of any Contractual Obligation or loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to the Company, its Properties or assets, or
(C) any Order or to its Knowledge, any Law applicable to the Company or its Properties or assets, which Violation, in the case of each of clauses (B) and
(C), individually or in the aggregate, and (f) except as described in this Agreement and, with respect to Section 9 hereof, compliance with the provisions of the Securities Act and any applicable, securities Laws, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

         6. Representations and Warranties of Diebold. Diebold represents and warrants to the Company that (a) Diebold is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Diebold and the consummation by Diebold of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Diebold and no other corporate proceedings on the part of Diebold are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Diebold and constitutes a valid and binding obligation of Diebold, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Diebold in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and the availability of injunctive relief and other equitable remedies and limitations imposed by Law on indemnification for liability under applicable securities Laws, (d) the execution and delivery of this Agreement by Diebold does not, and the performance of this Agreement by Diebold will not, result in any Violation pursuant to (A) any provision of the Constituent Documents of Diebold, (B) any provisions of any Contractual Obligation or loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to Diebold, its Properties or assets, or (C) any Order or to its Knowledge, any Law applicable to Diebold or its Properties or assets, (e) the execution and delivery of this Agreement by Diebold do not, and the performance of this Agreement by Diebold will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (f) any Common Shares acquired upon exercise of the Option will not be, and the Option is not being, acquired by



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Diebold with a view to public distribution or resale in any manner which would be in violation of U.S. or Canadian federal, state or provincial securities
Laws.

         7. Put/Call Right. (a) Exercise of Put/Call. At any time during which the Option is exercisable pursuant to Section 2, upon demand by either Diebold or the Company and simultaneously with the consummation of the Alternative Transaction, Diebold shall sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Diebold (the "Put/Call"), all or any portion of the Option, at the price equal to the product of multiplying (A) the difference between (1) the highest price per share to be paid for Common Shares in the Alternative Transaction (the "Offer Price") and (2) the Exercise Price, by (B) the number of Common Shares purchasable pursuant to the Option (or portion thereof that is subject to the Put/Call under this Section 7). In determining the Offer Price, the value of consideration other than cash or stock as provided above shall be determined by a nationally recognized investment banking firm selected by Diebold and reasonably acceptable to the Company.

         (b) Payment and Redelivery of Option. In the event the Put/Call is exercised under this Section 7, the Company shall, at and subject to consummation of the Closing, pay the required amount to Diebold by wire transfer in immediately available funds to an account specified by Diebold two Business Days prior to the date that payment is due and Diebold shall surrender to the Company the Option, and Diebold shall warrant that it owns such Option free and clear of all Encumbrances of any kind or nature whatsoever.

         8. Restrictions on Certain Actions. The Company shall not adopt any rights agreement or shareholder rights plan or any amendment thereto in any manner which would cause Diebold, if Diebold has complied with its obligations under this Agreement, to become an "Acquiring Person" under such rights agreement or shareholder rights plan or otherwise cause a "trigger event" to have occurred solely by reason of the beneficial ownership of the Common Shares acquired pursuant to this Agreement.

         9. Registration Rights. (a) Demand. The Company (or its successors) will, if requested in writing (a "Registration Notice") by Diebold at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file registration statements under the Securities Act or any applicable Canadian provincial securities Laws if such registration or the obtaining of a receipt for a prospectus is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to Diebold upon exercise of the Option ("Registrable Securities") in accordance with the intended method of sale or other disposition stated by Diebold. Any such Registration Notice must relate to a number of Registrable Securities equal to at least 3% of the total number of Common Shares then outstanding, unless the remaining number of Registrable Securities is less than such amount, in which case Diebold shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Diebold's rights hereunder shall terminate at such time as Diebold shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Securities Act and there are no restrictions on the disposition of such securities under applicable Canadian securities Laws. The Company will use its reasonable best efforts to qualify such shares or other securities under any applicable state securities Laws; provided, however, that the Company shall not be required to



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qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. The Company will use reasonable best efforts to cause each such registration statement to become effective and to obtain a (final) receipt for each such prospectus, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective or the date of the (final) receipt for such prospectus as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 60 calendar days if the Board of Directors of the Company shall have determined that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. Subject to applicable Law, the expenses associated with the preparation and filing any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby ("Registration Expenses"), will be paid by the Company. In connection with any registration statement or prospectus pursuant to this Section 9, Diebold shall furnish, or cause any holder of the Option or Common Shares (a "Holder") to furnish, the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act and to provide representations and warranties customary for selling shareholders who are unaffiliated with the Company. The Company shall indemnify and hold Diebold, its underwriters and each of their respective Affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Diebold, its underwriters and each of their respective Affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by to the Company expressly for use in such registration statement.

         (b) Piggyback. If, during the time periods referred to in the first sentence of subsection (a), the Company effects a registration under the Securities Act or any applicable Canadian provincial securities Laws of the Common Shares for its own account or for any other shareholders of the Company pursuant to a firm commitment underwriting (other than on Form S-4 or Form S-8, or any successor form), it will allow Diebold the right to participate in such registration or qualification as long as Diebold participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering, and such participation will not affect the obligation of the Company to effect demand registration statements or prospectuses for Diebold under this Section 9; provided, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of the Common Shares requested to be included in such registration or qualification exceeds the number that it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all Common Shares to be sold by the Company, include the Common Shares requested to be included therein by Diebold pro rata (based on the number of Common Shares requested to be included therein) with the Common Shares requested to be included therein by persons other than the Company and persons to whom the Company owes a Contractual



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Obligation (other than any director, officer or employee of the Company to the extent any such person is not currently owed such Contractual Obligation).

         (c) In connection with any registration or qualification pursuant to this Section 9, the Company and Diebold will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration or qualification. The Company shall provide to any underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

         10. Adjustment Upon Changes in Capitalization. (a) In the event of any change in the Common Shares by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the percentage and class of shares or securities subject to the Option, and the Exercise Price per share provided in Section 1 of this Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Diebold shall receive and accept, upon exercise of the Option, the percentage and class of shares or other securities or property that Diebold would have received in respect of the Common Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any Person, other than Diebold or another direct or indirect wholly-owned subsidiary of Diebold, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any Person, other than Diebold or another direct or indirect wholly-owned subsidiary of Diebold, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding Common Shares shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other Property or the outstanding Common Shares immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Diebold or another direct or indirect wholly-owned subsidiary of Diebold, then, and in each such case, the Company shall immediately so notify Diebold, and the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein Diebold shall, upon exercise of the Option, receive for each Company Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of a Common Share less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Common Shares, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of Common Shares for which the Option is then exercisable).

         11. Restrictive Legends. Each certificate representing Common Shares issued to Diebold hereunder shall include a legend in substantially the following form:


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                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Company and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the Company and will be provided to the holder hereof without charge upon receipt by the company of a written request therefor."

The Company shall, upon written request of the holder thereof, issue such holder a new certificate evidencing such Common Shares without such legend in the event
(i) the sale of such Common Shares has been registered pursuant to the Securities Act or (ii) such holder shall have delivered to the Company an opinion of counsel to the effect that subsequent transfers of such Common Shares may be effected without registration under the Securities Act.

         12. Listing. The Company, upon request of Diebold, shall as promptly as practicable file an application to list Common Shares to be acquired upon exercise of the Option for listing or quotation on the TSE and on the American Stock Exchange (the "AMEX") and shall use its reasonable best efforts to obtain approvals for such quotations as promptly as practicable and exercise of the Option will remain subject to such approvals.

         13. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement and except for any assignment by Diebold, in whole or in part, to a wholly-owned, direct or indirect, Subsidiary of Diebold (provided that any such subsidiary agrees in writing to be bound by and liable for all of the terms, conditions and provisions contained herein that would otherwise be applicable to Diebold and provided further that Diebold shall remain liable for all of its duties and obligations hereunder in the event such subsidiary shall fail to perform hereunder), neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of Law or otherwise), without the written consent of the other party and any attempt to do so in contravention of this Section 13 will be void. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

         14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction or injunctions restraining any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms and provisions hereof. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at Law.

         15. Entire Agreement. This Agreement and the Arrangement Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior discussions, representations and



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warranties, agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

         16. Further Assurances. Promptly after the date hereof, each party will execute and deliver all such further documents and instruments and take all such further action, including, without limitation, obtaining all necessary regulatory approvals and making all necessary filings (including, without limitation, with the TSE and the AMEX) as may be necessary in order to consummate the transactions contemplated hereby (including the issuance, registration and listing of the Common Shares issuable upon exercise of the Option). The Company will not take any actions which would frustrate the exercise of the Option.

         17. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meaning contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

         18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, under any present or future Law, public policy or order, and if the rights or obligations of any party hereto under this Agreement or the Arrangement Agreement, and the economic or legal substance of the transactions contemplated hereby and thereby, will not be materially and adversely affected thereby, (i) such provision will be fully severable and (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order to the maximum extent possible to effectuate, to the


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extent permitted by Law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

         19. Notices. Any notice, request, claim, demand or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) on the date of delivery if delivered personally, including by courier, (b) upon receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (c) upon receipt if sent by facsimile transmission, provided that any notice received by telecopy or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties to the addresses or facsimile numbers set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         If to the Company to:

         c/o Global Election Systems, Inc.
         1611 Wilmeth Road
         McKinney, Texas 75069
         Facsimile No.: (972) 542-6044
         Attention:  Michael Rasmussen

         with copies to (which shall not constitute notice):

         Winstead Sechrest & Minick P.C.
         5400 Renaissance Tower
         1201 Elm Street
         Dallas, Texas 75270
         Facsimile No.: (214) 745-5390
         Attention:  Brice E. Tarzwell


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

         and

         Gowling Lafleur Henderson LLP
         P.O. Box 49122, Suite 2300
         1055 Dunsmuir Street
         Vancouver, British Columbia
         Canada V7X 1J1
         Facsimile No.: (604) 689-8610
         Attention:  Rod C. McKeen

         If to Diebold to:

         Diebold, Incorporated
         5995 Mayfair Road
         P.O. Box 3077
         North Canton, Ohio 44720-8077
         Facsimile No.: (330) 490-4555
         Attention:   Gregory T. Geswein,
                           Senior Vice President and
                           Chief Financial Officer

         and

         Diebold, Incorporated
         5995 Mayfair Road
         P.O. Box 3077
         North Canton, Ohio 44720-8077
         Facsimile No.: (330) 490-4450
         Attention:   Warren W. Dettinger,
                           Vice President and General Counsel

         with copies to (which shall not constitute notice):

         Jones, Day, Reavis & Pogue
         599 Lexington Avenue
         New York, New York 10022
         Facsimile No.: (212) 755-7306
         Attention:  Thomas W. Bark

         and

         Fasken Martineau DuMoulin LLP
         2100-1075 West Georgia Street
         Vancouver, British Columbia
         Canada V6E 3G2
         Facsimile No.: (604) 631-3232
         Attention:  Lata Casciano



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

         20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

         22. Expenses. Except as otherwise expressly provided herein or in the Arrangement Agreement, all costs and expenses incurred by a party in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, shall be paid by the party incurring such expenses.

         23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument in writing signed on behalf of the party waiving compliance.

         24. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of Laws thereof.

         (b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court located in the State of Delaware (each, a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

         (c) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

         (d) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction unless such motion seeks solely and exclusively to consolidate such suit, action or proceeding in a Delaware Court, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing or defending the same in another jurisdiction.

         (e) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in a Delaware Court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by Law. Notwithstanding the foregoing, this Section 24 will not apply to (x) any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party or (y) any suit, action or proceeding by a party seeking to enforce an Order of a Delaware Court.

         25. Remedies Cumulative. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

         26. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         27. Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

         28. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         29. Capitalized Terms. Terms used herein and not defined otherwise defined herein will have the same meanings as used in the Arrangement Agreement.




                            (Signature page follows)




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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        GLOBAL ELECTION SYSTEMS INC.


                                        By: /s/ BRIAN COURTNEY
                                           ------------------------------------
                                            Brian Courtney
                                            Chief Executive Officer



                                        DIEBOLD, INCORPORATED


                                        By: /s/ GREGORY T. GESWEIN
                                           ------------------------------------
                                            Gregory T. Geswein
                                            Senior Vice President and
                                            Chief Financial Officer





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